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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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US ECOLOGY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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US ECOLOGY, INC.
251 E. Front St., Suite 400
Boise, Idaho 83702
208-331-8400

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	8:00 a.m. Central Daylight Time on Thursday, May 22, 2014
PLACE	Conrad Chicago
521 North Rush Street
Chicago, Illinois 60611
PURPOSE	(1) To elect five directors to the Board of Directors to serve a one-year term.
(2) To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the Company's fiscal year ending December 31, 2014.
(3) To hold a non-binding advisory vote on the Company's executive compensation.
(4) To transact other business as may properly come before the meeting or any adjournments or postponements thereof.
RECORD DATE
You are entitled to vote if you were a stockholder at the close of business on March 28, 2014. A list of stockholders will be available for inspection at the Company's principal office in Boise, Idaho for a period of ten (10) days prior to the Annual Meeting of Stockholders and will also be available for inspection at the meeting.
VOTING BY PROXY
In accordance with rules promulgated by the Securities and Exchange Commission, we have elected to use the Internet as our primary means of furnishing proxy materials to our stockholders. Accordingly, most stockholders will not receive paper copies of our proxy materials and we will mail a notice to these stockholders with instructions for accessing the proxy materials, including our Proxy Statement and Annual Report on Form 10-K, and for voting via the Internet. This notice also provides information on how stockholders may obtain paper copies of our proxy materials free of charge, if they so choose. The electronic delivery of our proxy materials will reduce our printing and mailing costs and the environmental impact of the proxy materials. Your vote is important. Whether or not you are able to attend the Annual Meeting of Stockholders in person, it is important that your shares be represented. We have provided instructions on each of the alternative voting methods in the accompanying Proxy Statement. Please vote as soon as possible.

Stephen A. Romano
 Chairman of the Board of Directors

Boise, Idaho
April 10, 2014

All Stockholders are cordially invited to attend the Annual Meeting of Stockholders in person. Even if you have given your proxy, you may still vote in person if you attend the Annual Meeting of Stockholders and elect to revoke your proxy.

PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE ANNUAL MEETING OF STOCKHOLDERS, YOU WILL NOT BE PERMITTED TO VOTE IN PERSON AT THE MEETING UNLESS YOU FIRST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THE RECORD HOLDER.

US ECOLOGY, INC.
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 22, 2014

PROXY STATEMENT

        The Board of Directors ("Board" or "Board of Directors") of US Ecology, Inc. ("Company") is soliciting proxies to be voted at the Annual Meeting of Stockholders of the Company to be held on May 22, 2014, at 8:00 a.m. Central Daylight Time, at the Conrad Chicago, 521 North Rush Street, Chicago, Illinois 60611 including any adjournments or postponements thereof (the "Meeting" or the "Annual Meeting"). We intend to mail a Notice Regarding the Availability of Proxy Materials ("Notice") and to make this Proxy Statement available to our stockholders of record entitled to vote at the Annual Meeting on or about April 11, 2014.

PROXY SOLICITATION AND VOTING INFORMATION

        In accordance with the rules and regulations adopted by the Securities and Exchange Commission ("SEC"), instead of mailing a printed copy of our proxy materials to each stockholder of record, we will furnish proxy materials, including this Proxy Statement, the proxy card and the Company's Annual Report on Form 10-K for the year ended December 31, 2013 ("Annual Report"), to our stockholders by providing access to such documents on the Internet. Stockholders will not receive printed copies of the proxy materials unless requested. Instead, the Notice will inform stockholders how they may access and review all of the proxy materials. The Notice will also inform stockholders how to submit a proxy through the Internet. If you wish to receive a paper copy or e-mail copy of your proxy materials, please follow the instructions in the Notice for requesting such materials. We will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. If you choose to access the proxy materials and/or vote over the Internet, however, you are responsible for any Internet access charges you may incur.

        If you are a stockholder of record, you may vote in person at the Annual Meeting. A ballot will be provided to you upon your arrival. If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy over the Internet, by telephone or by mail. The procedures for voting by proxy are as follows:

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  To vote by proxy on the Internet, go to www.proxyvote.com to complete an electronic proxy card.

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  To vote by proxy by telephone, dial the toll free number listed on your proxy card using a touch-tone telephone and follow the recorded instructions.

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  To vote by proxy using a mailing card (if you received a printed copy of these proxy materials by mail), complete, sign and date the enclosed proxy card and return it promptly in the envelope provided.

        All shares represented by duly executed proxies on the accompanying form received prior to the Meeting will be voted in the manner specified therein. Any stockholder granting a proxy may revoke it at any time before it is voted by filing with the Secretary of the Company either an instrument revoking the proxy or a duly executed proxy bearing a later date. Any stockholder present at the Meeting who expresses a desire to vote shares in person may also revoke his or her proxy. For any matter for which no choice has been specified in a duly executed proxy, the shares represented will be voted FOR each of the nominees for director listed herein, FOR the ratification of the Company's independent registered public accounting firm, FOR the compensation as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables contained in this Proxy Statement and, with respect to any other business that may properly come before the Meeting, at the discretion of the persons named in the proxy.

        The Company is providing Internet proxy voting to allow you to vote your shares on-line using procedures designed to ensure the authenticity and correctness of your voting instructions. If you vote by proxy on the Internet or by telephone, your vote must be received by 11:59 p.m. Eastern Daylight Time on May 21, 2014, to be counted.

        The Annual Report is being furnished with this Proxy Statement to stockholders of record as of March 28, 2014. The Annual Report does not constitute a part of the proxy solicitation material except as otherwise provided by the rules of the SEC, or as expressly provided for herein.

OUTSTANDING SHARES AND VOTING RIGHTS

        The Board of Directors of the Company fixed March 28, 2014 as the record date ("Record Date") for the determination of stockholders entitled to notice of and to vote at the Meeting. On the Record Date there were 21,529,371 shares of common stock issued, outstanding and entitled to vote. The Company has no other voting securities outstanding. Each stockholder of record is entitled to one vote per share held on all matters submitted to a vote of stockholders, except that in electing directors each stockholder is entitled to cumulate his or her votes and give any one candidate an aggregate number of votes equal to the number of directors to be elected (5), multiplied by the number of his or her shares, or to distribute such aggregate number of votes among as many candidates as he or she chooses. For a stockholder to exercise cumulative voting rights, the stockholder must give notice of his or her intention to cumulatively vote prior to the Meeting or at the Meeting in person, prior to voting. If any stockholder has given such notice, all stockholders may cumulatively vote. The holders of proxies will have authority to cumulatively vote and allocate such votes in their discretion to one or more of the director nominees. The holders of the proxies solicited do not intend to cumulatively vote the shares they represent unless a stockholder indicates his or her intent to do so, in which instance they intend to cumulatively vote all the shares they hold by proxy in favor of the director nominees identified herein.

        The holders of a majority of the outstanding shares of common stock on the Record Date entitled to vote at the Meeting in person or by proxy will constitute a quorum for the transaction of business at the Meeting. In accordance with the Company's Amended and Restated Bylaws, an affirmative vote of a majority of the votes cast is required for approval of all matters. Abstentions and broker non-votes are not included in the determination of the number of votes cast at the Meeting, but are counted for purposes of determining whether a quorum is present.

CORPORATE GOVERNANCE

        In accordance with the Delaware General Corporation Law, the Company's Restated Certificate of Incorporation and Amended and Restated Bylaws, the Company's business, property and affairs are managed under the direction of the Board of Directors. Although the Company's non-employee directors are not involved in day-to-day operations, they are kept informed of the Company's business through written financial and operations reports and other documents provided to them from time to time by the officers of the Company, as well as by operating, financial and other reports presented by the officers of the Company in preparation for, and at meetings of, the Board of Directors and the three standing committees of the Board of Directors.

        The Board of Directors is ultimately responsible for the Company's corporate governance and it is the responsibility of the Board of Directors to ensure that the Company complies with federal securities laws and regulations, including those promulgated under the Sarbanes-Oxley Act of 2002.

        The Board of Directors has adopted a Code of Ethics for Chief Executive Officer, Chief Financial Officer and Other Executive Officers as well as a Code of Ethics for Directors (collectively the "Codes of Ethics"), which have been filed with the SEC and posted on the Company's website at www.usecology.com. Please note that none of the information on the Company's website is incorporated by reference in this Proxy Statement. There have been no waivers to the Codes of Ethics since their adoption. Any future waivers or changes would be disclosed on the Company's website.

        Independence.    The Company is required by NASDAQ listing standards to have a majority of independent directors. The Board of Directors has determined that five of the Company's present six directors are independent as defined by the applicable NASDAQ standards. These five directors are Victor J. Barnhart, Joe F. Colvin, Daniel Fox, Jeffrey S. Merrifield and Stephen A. Romano. The Board of Directors has determined that each of these directors is free of any relationship that would interfere with his exercise of independent judgment in carrying out the responsibilities of a director. Mr. Feeler is the Company's President and Chief Executive Officer and therefore not considered independent. Mr. Merrifield is not standing for re-election at the Meeting.

        Meetings of the Board of Directors.    During the year ended December 31, 2013, the Board of Directors held four regularly scheduled meetings. One special meeting of the Board was also held. Each of the directors attended at least 75% of the total meetings of the Board of Directors and the total number of meetings held by the committees on which he served. Director attendance at the Annual Meeting of Stockholders is encouraged but not required. All directors who stood for election at the 2013 Annual Meeting of Stockholders on May 30, 2013 attended that meeting. It is the policy of the Board to hold regular executive sessions where non-employee directors meet without management participation. The Board of Directors met in executive session without management present at all regularly scheduled Board of Directors meetings in fiscal year 2013.

        Risk Oversight.    The Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value while managing risk. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to understand and manage those risks, but also evaluating what level of risk is appropriate for the Company. The involvement of the full Board of Directors in setting the Company's business strategy is a key part of its assessment of management's risk tolerance and determination of what constitutes an appropriate level of risk for the Company. The full Board of Directors participates in an annual enterprise risk management assessment, which is monitored and coordinated by the Company's Audit Committee. In this process, risk is assessed throughout the business, focusing on three primary areas of risk: financial risk, legal/compliance risk and operational/strategic risk.

        While the Board of Directors has the ultimate oversight responsibility for the risk management process, committees of the Board also have responsibility for certain aspects of risk management. In particular, the Audit Committee focuses on financial risk, including internal controls. In setting compensation, the Compensation Committee strives to create incentives and equity ownership programs that will align the interests of management with stockholders and encourage an appropriate level of risk-taking behavior consistent with the Company's business strategy. The Company conducts an annual assessment of the risk management process which is monitored and coordinated by the Company's Audit Committee and which findings are reported to the Board.

        Committees of the Board of Directors.    The three standing committees of the Board of Directors are the Audit, Corporate Governance and Compensation Committees.

        Audit Committee—The current members of the Audit Committee are Messrs. Barnhart, Fox and Merrifield. Mr. Fox is the chairman. The Audit Committee, which met five times in 2013, has duties that include the following:

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  Reviews the proposed plan and scope of the Company's annual audit, as well as the audit results, and reviews and approves the selection of and services provided by the Company's independent registered public accountant and its fees;

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  Meets with management to assure the adequacy of accounting principles, financial controls and policies;

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  Reviews transactions that may present a conflict of interest on the part of management or individual directors;

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  Meets at least quarterly to review financial results, discuss financial statements and SEC reporting and make recommendations to the Board;

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  Oversees enterprise-wide approach to risk management;

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  Monitors dividend policy and confirms that cash flows are sufficient to support dividend payments prior to declaration; and

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  Reviews the independent registered public accountant's recommendations for internal controls, adequacy of staff and management performance concerning audit and financial controls.

        The Board of Directors has determined that each of Messrs. Barnhart, Fox and Merrifield meet the independence requirements for Audit Committee service set forth in the applicable rules under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and that Mr. Fox qualifies as an "audit committee financial expert" as defined in Item 407 of Regulation S-K. Effective as of the Annual Meeting date, an independent director will be appointed to replace Mr. Merrifield as a member of the Audit Committee. The written charter for the Audit Committee is available on the Company's website at www.usecology.com.

        Corporate Governance Committee—The current members of the Corporate Governance Committee are Messrs. Barnhart, Fox and Romano. Mr. Barnhart is the chairman. The Corporate Governance Committee, which met two times in 2013, fulfills the requirement of a nominating committee comprised solely of independent directors as required by the applicable NASDAQ listing standards. The Corporate Governance Committee is responsible for identifying and recommending qualified and experienced individuals to fill vacancies and potential new director seats if the Board is expanded. The Corporate Governance Committee charter is available on the Company's website at www.usecology.com. On April 2, 2014, the Corporate Governance Committee recommended and the Board of Directors discussed and approved the five director nominees standing for election at the Annual Meeting, four of whom the Board of Directors has determined are independent as defined by the applicable NASDAQ standards.

        The Corporate Governance Committee does not have a stated policy with regard to the consideration of diversity in identifying director nominees, but rather evaluates candidates based upon various factors, including, but not limited to:

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  Integrity;

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  Education and business experience;

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  Broad-based business acumen;

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  Understanding of the Company's business, industry and related regulatory environment; and

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  Expertise.

The Company believes that consideration of these and other factors leads to a Board consisting of individuals with viewpoints, professional experience, education, skill and other qualities that contribute to Board heterogeneity. The Corporate Governance Committee evaluated the performance of the Board as a whole, considering a number of key performance indicators. The Corporate Governance Committee concluded that the individuals nominated to stand for election at the Annual Meeting of Stockholders collectively offer a mix of skills, expertise and experience that is well suited to the Company's needs. The written charter for the Corporate Governance Committee is available on the Company's website at www.usecology.com.

        Compensation Committee—The current members of the Compensation Committee are Messrs. Colvin, Merrifield and Romano. Mr. Colvin is the chairman. The Board of Directors has determined that each of Messrs. Colvin, Merrifield and Romano meet the independence requirements for Compensation Committee service set forth by the applicable NASDAQ listing standards. The Compensation Committee, which met three times in 2013, makes recommendations to the Board concerning employee salaries and incentive compensation, administers and approves grants under the Second Amended and Restated 1992 Stock Option Plan, the Amended and Restated 2005 Non-Employee Director Compensation Plan, the 2006 Restricted Stock Plan and the 2008 Stock Option Incentive Plan, addresses executive compensation and contract matters, recommends director compensation and performs other Board-delegated functions. Effective as of the Annual Meeting date, an independent director will be appointed to replace Mr. Merrifield as a member of the Compensation Committee. The written charter for the Compensation Committee is available on the Company's website at www.usecology.com.

        Board Leadership Structure.    The Board has separated the positions of Chairman of the Board and Chief Executive Officer. Separating these positions allows the Chief Executive Officer to focus on operating and growing the Company, while allowing the Chairman of the Board to lead the Board and provide advice to management based on his industry and regulatory experience. While the Company's Amended and Restated Bylaws or Corporate Governance Guidelines do not require that the Chairman of the Board and Chief Executive Officer positions be filled by separate individuals, the Board believes that having separate individuals serve as Chief Executive Officer and Chairman of the Board is the appropriate leadership structure for the Company at this time and demonstrates the Company's continuing commitment to strong corporate governance. The Board of Directors recognizes that, depending on future circumstances, other leadership models may become more appropriate. Accordingly, the Board of Directors will continue to periodically review its leadership structure.

        Lead Director.    The Corporate Governance Committee Charter specifies that when the Chairman of the Board also serves as an employee of the Company, the Chairman of the Corporate Governance Committee shall serve as "Lead Director" and, among other things, serve as a liaison between the non-independent chairman and the independent directors; review and approve the schedule, agenda and materials for all meetings of the Board; chair executive sessions of the independent Board members at scheduled Board meetings without the non-independent chairman present; provide consultation and direct communication to major stockholders, if requested; and call special meetings of the independent Board members if needed. For 2013 there was no Lead Director as the Chairman of the Board was not an employee of the Company.

 SUBMISSION OF STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

        In accordance with SEC rules and regulations, the Company must receive stockholder proposals submitted for inclusion in the Company's proxy materials and for consideration at the 2015 Annual Meeting of Stockholders no later than December 10, 2014. Any such proposals are requested to be submitted to Wayne R. Ipsen, Secretary, US Ecology, Inc., 251 E. Front St., Suite 400, Boise, Idaho 83702 and should comply with the SEC rules governing stockholder proposals submitted for inclusion in proxy materials.

        Stockholders may also submit recommendations for nominees for director to Wayne R. Ipsen, Secretary, US Ecology, Inc., 251 E. Front St., Suite 400, Boise, Idaho 83702. Recommendations are requested no later than December 10, 2014 for consideration by the Corporate Governance Committee for the 2015 Annual Meeting of Stockholders. In considering any nominee proposed by a stockholder, the Corporate Governance Committee will apply the same criteria it uses in evaluating all director candidates. Nominees should reflect suitable expertise, skills, attributes and personal and professional backgrounds for service as a director of the Company.

        Other stockholder communications to the Board of Directors may be sent at any time to US Ecology, Inc., c/o Wayne R. Ipsen, Secretary, 251 E. Front St., Suite 400, Boise, Idaho 83702. Management intends to summarize and present all such communications to the Board of Directors.

 ELECTION OF DIRECTORS

PROPOSAL NO. 1

        At the Meeting, the five director nominees receiving the greatest number of votes cast will be elected, provided that each nominee receives a majority of the votes cast. Directors so elected will hold office until the next Annual Meeting of Stockholders or until their death, resignation or removal, in which case the Board of Directors may or may not appoint a successor. It is the intent of the persons named in the proxy, Jeffrey R. Feeler and Wayne R. Ipsen, to vote proxies that are not marked to the contrary for the director nominees named below. If any nominee is unable to serve, the named proxies may, in their discretion, vote for any or all other persons who may be nominated.

        The Corporate Governance Committee recommended five directors to stand for election to the Board of Directors. All nominees have agreed to serve if elected. During 2013, the Company did not receive any nominee recommendations from stockholders.

Nominees for Directors

Name	Age	Position with Company	Residence	Director Since
Victor J. Barnhart	71	Independent Director	Lakeland, FL	2008
Joe F. Colvin	71	Independent Director	Santa Fe, NM	2008
Jeffrey R. Feeler	44	President and CEO	Boise, ID	2013
Daniel Fox	63	Independent Director	Boise, ID	2010
Stephen A. Romano	59	Chairman of the Board	Niwot, CO	2002

        Victor J. Barnhart joined the Board of Directors in 2008. He also currently serves on the board of directors for GEM Mobile Treatment Services, Inc., AIRCO Power Services Group, Brace Industries Services and Desert NDT, Inc., each privately held. From 2003 to 2007, Mr. Barnhart served on the board of directors of privately held Power Equipment Maintenance Corp. and served previous to that time on the board of directors of The Brand Companies, NSC Corporation and OHM Corporation, each publicly traded. Mr. Barnhart has over twenty (20) years of senior executive experience in nuclear fuel cycle facility operations, environmental remediation, hazardous and radioactive waste management and industrial and chemical plant services. He previously served as Chief Executive Officer of a number of Waste Management Inc. companies including NSC Corporation, Rust Remedial Services, Chem-Nuclear Systems and The Brand Companies, and held management positions with Westinghouse Electric and Nuclear Fuel Services-Getty Oil.

        The Board of Directors concluded that Mr. Barnhart is qualified to serve as a director because of his extensive knowledge of the hazardous and radioactive waste management industry, over twenty (20) years of broad senior management experience in related industries and experience as a director for several public companies.

        Joe F. Colvin joined the Board of Directors in 2008. He is a former senior executive with more than forty (40) years of experience in the nuclear energy field. Mr. Colvin serves on the board of directors of Cameco Corporation (1999), a public company and the world's largest uranium producer, and the Foundation for Nuclear Studies (2003), and serves as the Chairman, President and Chief Executive Officer of The Club at Las Campanas, a private golf, tennis and equestrian country club in Santa Fe, New Mexico (2012). He previously served as a director for the American Nuclear Society (2007-2012) and served as its President from 2011-2012. He is also President Emeritus of the Nuclear Energy Institute, Inc. (NEI), serving since 2005 and previously served in various executive positions with the NEI, including President and Chief Executive Officer (1996 to 2005) and Executive Vice President and Chief Operating Officer (1994 to 1996). Mr. Colvin previously held senior management positions with the Nuclear Management and Resources Committee and the Institute for Nuclear Power

Operations. Mr. Colvin served twenty (20) years as a line officer with the U.S. Navy nuclear submarine program.

        The Board of Directors concluded that Mr. Colvin is qualified to serve as a director because of his extensive senior management experience, deep knowledge of the nuclear industry and participation on the boards of large public and private organizations.

        Jeffrey R. Feeler joined the Board of Directors in 2013 and is the Company's President and Chief Executive Officer. He joined the Company in 2006 as Vice President, Chief Accounting Officer, Treasurer and Controller. He was promoted in 2007 to Vice President and Chief Financial Officer; positions he held until his promotion to senior executive in October 2012. Prior to 2006, Mr. Feeler held financial and accounting management positions with MWI Veterinary Supply, Inc., from 2003 to 2005 with Albertson's, Inc. and from 2002 to 2003 with Hewlett-Packard Company. From 1993 to 2003, he held various accounting and auditing positions, most recently as Sr. Manager for PricewaterhouseCoopers LLP. Mr. Feeler is a Certified Public Accountant and holds a BBA of Accounting and a BBA of Finance from Boise State University.

        The Board of Directors concluded that Mr. Feeler is qualified to serve as a director because of his intimate knowledge of the Company's business operations and the industry in which it competes. Mr. Feeler also has an extensive knowledge of and experience in capital markets, mergers, acquisitions and strategic planning gained through his professional experiences.

        Daniel Fox joined the Board of Directors in 2010. He is a Certified Public Accountant and a full-time lecturer in the College of Business and Economics at Boise State University where he develops and teaches graduate and upper division undergraduate accounting and finance courses. Mr. Fox held various management and leadership positions over a twenty-eight (28) year career at PricewaterhouseCoopers LLP, retiring as a senior partner and the firm's Global Capital Markets Leader in Switzerland. During his public accounting career, Mr. Fox provided a wide range of services to a diverse mix of clients ranging in size from small privately held start-up companies to mature global public companies. He has been a frequent speaker on broad-ranging topics such as impacts of new or proposed auditing, accounting, reporting, regulatory and international financial reporting matters. Mr. Fox also serves on two committees of the Idaho State Board of Accountancy.

        The Board of Directors concluded that Mr. Fox is qualified to serve as a director because of his wide-ranging experience working with audit committees, boards and senior management as well as his knowledge of Generally Accepted Accounting Principles and SEC accounting and reporting gained through his career in public accounting and activities as a lecturer and speaker on auditing, accounting, finance, reporting and regulatory matters.

        Stephen A. Romano joined the Board of Directors in 2002. He was appointed President and Chief Operating Officer of the Company in October 2001, Chief Executive Officer in March 2002 and Chairman of the Board of Directors in February 2008, the position he currently holds. He was an employee of the Company for more than twenty (20) years prior to his retirement in December 2009. Mr. Romano is a consultant to the International Atomic Energy Agency on nuclear waste matters. Mr. Romano previously worked for the U.S. Nuclear Regulatory Commission, the Wisconsin Department of Natural Resources, the Idaho National Engineering Laboratory and as an independent consultant on hazardous and radioactive waste management.

        The Board of Directors concluded that Mr. Romano is qualified to serve as a director because of his knowledge and understanding of the Company's operations and his industry, regulatory and government relations experience. Mr. Romano has demonstrated his leadership abilities while serving in various positions with the Company including Chief Executive Officer.

        The Board of Directors unanimously recommends a vote FOR each of the listed nominees.

 RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL NO. 2

        The Audit Committee has selected Deloitte & Touche LLP ("Deloitte") as the Company's independent registered public accountant for the 2014 fiscal year. A Deloitte representative plans to be present at the Annual Meeting to answer questions and will have an opportunity to make a statement if he or she desires to do so.

        While stockholder ratification of Deloitte as the Company's independent registered public accountant is not required by the Company's Restated Certificate of Incorporation, Amended and Restated Bylaws or otherwise, the Board is submitting its selection of Deloitte for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Board, in conjunction with its Audit Committee, will further evaluate whether to retain Deloitte. If the selection is ratified, the Board and the Audit Committee, in their discretion, may direct the appointment of a different independent accounting firm at any time if they determine that such a change would be in the best interests of the Company and its stockholders.

        The affirmative vote of the holders of a majority of the votes cast is required to ratify the appointment of Deloitte. Abstentions and broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this proposal has been ratified.

Audit, Audit-Related, Tax and Other Fees

        The aggregate fees billed or expected to be billed for the audit of the Company's financial statements for the fiscal years ended December 31, 2013 and 2012 by the Company's principal accounting firm Deloitte were as follows:

	2013		2012
Audit Fees	$350,000		$340,000
Audit-Related Fees	68,962	(1)	6,982
Tax Fees	60,793		33,503
All Other Fees	—		—

Total Fees	$479,755		$380,485

(1)
Amount primarily due to services provided in connection with the Company's S-3 and S-4 filings and common stock offering completed in December 2013.

        Deloitte prepared an annual engagement letter that was submitted to the Audit Committee for approval for the 2013 audit. The Audit Committee approved all of the non-audit services provided by Deloitte in fiscal year 2013 in advance of the services being performed. The engagement letter created a contract between the Company and Deloitte that specified the responsibilities of each party. It was signed on behalf of the Company by the Chairman of the Audit Committee and the Chief Financial Officer. The Company paid Deloitte a fixed amount for the annual audit and each quarterly review and for other services agreed to in the engagement letter and subsequent amendments. The Audit Committee believes that Deloitte's provision of non-audit services has been compatible with maintaining the firm's independence.

        Deloitte will prepare an annual engagement letter to be submitted to the Audit Committee for approval to perform the 2014 audit. This engagement letter will create a contract between the Company and Deloitte specifying the responsibilities of each party and will be signed on behalf of the Company by the Chairman of the Audit Committee and the Chief Financial Officer. The Company will pay Deloitte a fixed amount for the annual audit and each quarterly review and for any other services agreed to in the engagement letter or subsequent amendments. Any non-audit services will be approved in advance by the Audit Committee to ensure the firm's independence is maintained.

        The Board of Directors unanimously recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm.

 ADVISORY VOTE ON EXECUTIVE COMPENSATION

PROPOSAL NO. 3

        As required by Section 14 of the Exchange Act, the Company is providing its stockholders with the opportunity to cast an advisory vote on the compensation of its named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in the Compensation Discussion and Analysis section and accompanying tables of this Proxy Statement. These individuals are referred to collectively in this Proxy Statement as the Company's "Named Executive Officers." The Board of Directors believes it is appropriate to seek the views of its stockholders on the design and effectiveness of the Company's executive compensation program.

        The Company's goal for its executive compensation program is to attract and retain exceptional, highly motivated individuals as executive officers who will provide leadership for the Company's success in dynamic, highly competitive markets. The Company seeks to accomplish this goal in a way that is aligned with the long-term interests of the Company's stockholders. The Company believes that its executive compensation program achieves this goal with its emphasis on long-term equity awards and performance-based compensation and aligns the long-term interests of its Named Executive Officers with the long-term interests of its stockholders.

        As an advisory vote, this proposal is not binding upon the Company. However, the Board of Directors values the opinions expressed by stockholders in their vote on this proposal and, to the extent that a significant percentage of votes are cast against the compensation of the Named Executive Officers, the Compensation Committee will evaluate potential changes for consideration by the full Board to address the concerns reflected in such votes.

        Accordingly, the Company asks the stockholders to vote on the following resolution:

          "RESOLVED, that the compensation paid to the Company's Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED."

        The Board of Directors unanimously recommends a vote FOR the resolution approving the compensation of the Company's Named Executive Officers.

 AUDIT COMMITTEE REPORT

        The information contained in this report shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in future filings with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

        The Audit Committee has reviewed and discussed the Company's audited financial statements with management. The Audit Committee has also discussed with Deloitte, the Company's independent registered public accountant for fiscal year 2013, the matters required to be discussed by the Public Company Accounting Oversight Board (the "PCAOB") and the SEC. These include, among other items, the audit of the Company's financial statements. The Audit Committee has reviewed with the independent registered public accountant its judgment as to the quality, not just the acceptability, of the Company's accounting principles, as well as its opinion on the effectiveness of the Company's internal controls over financial reporting.

        The Audit Committee has received written disclosures and the letter from Deloitte required by the PCAOB Ethics and Independence Rule 3526 relating to the registered public accountant's independence from the Company and its related entities and has discussed with Deloitte the registered public accountant's independence from the Company. The Audit Committee has considered whether the provision of services by the registered public accountant, other than audit services and review of Forms 10-Q, is compatible with maintaining the registered public accountant's independence.

        In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the Company's earnings release and quarterly report on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2013, and the fiscal year earnings release and audited financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2013. This included discussion of the quality, not just the acceptability, of the Company's accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

        Based on the review of the Company's audited financial statements and discussion with management and the independent registered public accountant described above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2013.

        In addition, the Audit Committee, in consultation with executive management, has selected Deloitte as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2014. The Board has recommended to the stockholders that they ratify and approve the selection of Deloitte as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2014.

        While the Audit Committee has provided oversight, advice and direction regarding the Company's financial reporting process, management is responsible for establishing and maintaining the Company's internal controls, the preparation, presentation and integrity of financial statements and for the appropriateness of the accounting principles and reporting policies used by the Company. It is the responsibility of the independent registered public accountant, not the Audit Committee, to conduct the audit and opine on the conformity of the financial statements with accounting principles generally accepted in the United States, to opine on the effectiveness of the Company's internal control over financial reporting and to review the Company's unaudited interim financial statements. The Audit Committee's responsibility is to monitor and review these processes. It is not the Audit Committee's duty or responsibility to conduct auditing or accounting reviews or procedures.

        This report is respectfully submitted by the Audit Committee of the Board of Directors:

AUDIT COMMITTEE Victor J. Barnhart Daniel Fox, Committee Chairman Jeffrey S. Merrifield

 COMPENSATION DISCUSSION AND ANALYSIS

        This Compensation Discussion and Analysis describes the Company's compensation program for the Named Executive Officers for fiscal year 2013. The Company's executive compensation program is performance-based and otherwise designed to ensure that the interests of executive officers are closely aligned with those of stockholders. The Board believes this program is effective in allowing the Company to attract and motivate highly qualified senior talent capable of delivering outstanding business performance. The following discussion presents the Company's executive compensation program and policies. The Compensation Committee has provided oversight on the design and administration of the Company's program and policies, participated in the preparation of the Compensation Discussion and Analysis and recommended to the Board that it be included in this Proxy Statement. The Company's stockholders overwhelmingly approved our executive compensation program at our last annual meeting, with 14,070,970 votes for approval, 268,495 votes against and 57,438 abstentions. Although this vote is non-binding, the Compensation Committee viewed this strong endorsement of our executive compensation decisions and policies as an additional factor supporting the Compensation Committee's conclusion that our existing approach to executive compensation has been successful for the Company.

        The Company's Named Executive Officers for fiscal year 2013 are Jeffrey R. Feeler (President and Chief Executive Officer), Eric L. Gerratt (Executive Vice President, Chief Financial Officer and Treasurer), Steven D. Welling (Executive Vice President of Sales and Marketing), Simon G. Bell (Executive Vice President of Operations and Technology Development) and John M. Cooper (Vice President and Chief Information Officer).

        Mr. Feeler was formerly the Company's Vice President, Chief Financial Officer, Treasurer and Secretary. He was appointed Acting President, Chief Operating Officer and Secretary on October 25, 2012 and was subsequently promoted to President and Chief Executive Officer effective May 30, 2013. Mr. Gerratt was formerly the Company's Vice President and Controller. He was appointed Vice President, Acting Chief Financial Officer, Chief Accounting Officer and Treasurer on October 25, 2012 and was subsequently promoted to Executive Vice President, Chief Financial Officer and Treasurer effective May 30, 2013. Mr. Welling was promoted from Senior Vice President of Sales and Marketing to Executive Vice President of Sales and Marketing and Mr. Bell was promoted from Vice President of Operations to Executive Vice President of Operations and Technology Development, each effective May 30, 2013.

Oversight of the Executive Compensation Program

        The Compensation Committee, which is composed entirely of independent directors, administers the Company's executive compensation program. Committee membership is determined by the Board of Directors. The Compensation Committee has direct responsibility to review and recommend corporate goals and objectives relevant to the compensation of the Company's Chief Executive Officer, evaluate his performance in light of such goals and objectives, and make recommendations regarding his compensation based on this evaluation. The Compensation Committee also reviews the evaluation process and compensation structure for the Company's other officers, including the other Named Executive Officers, and makes recommendations regarding their compensation. The Compensation Committee submits all such recommendations to the Board for approval. The Compensation Committee also administers the Company's program for annual incentive cash payments as approved by the Board of Directors.

Objective of the Executive Compensation Program

        The Company's long-term corporate objective is to create superior value for its stockholders. The objective of the executive compensation program is to attract, motivate, reward and retain highly qualified executive officers with the ability to help the Company achieve this objective. The executive compensation program is designed to provide a foundation of fixed compensation and a significant portion of performance-based compensation to align the interests of the Named Executive Officers with those of the Company's stockholders.

Principles

        The Company believes that in order to meet its goal of increasing stockholder value, compensation must be both reasonable and competitive with what the Named Executive Officers would otherwise obtain if employed elsewhere in a similar position with similar responsibilities. The Compensation Committee believes performance-based executive compensation should reflect value created for stockholders consistent with the Company's strategic goals. The following principles are among those applied by the Compensation Committee:

  •
  Executive compensation programs should support short and long-term strategic goals and objectives;

  •
  Executive compensation programs should reflect the Company's overall value and business growth and reward individuals for outstanding contributions; and

  •
  Short and long-term executive compensation are critical factors in attracting and retaining well-qualified executive officers.

        The Compensation Committee seeks to apply best practices in developing and administering compensation and benefit programs and has taken steps to enhance its ability to effectively carry out its responsibilities and to ensure that the Company maintains strong links between pay and performance. Examples of actions the Compensation Committee has taken to accomplish this include:

  •
  Periodically rotating Compensation Committee members and the Committee Chairman;

  •
  Reviewing publicly available data on compensation for executive officers in peer group companies;

  •
  Establishing minimum stock ownership requirements for directors and the Chief Executive Officer and other senior executives;

  •
  Entering into employment agreements that are intended to better align the interests of Named Executive Officers and other key employees with stockholders; and

  •
  Establishing incentive programs for the Chief Executive Officer and other senior executives.

Role of Executive Officers and Consultants

        While the Compensation Committee determines the Company's overall compensation philosophy and independently recommends compensation of the Chief Executive Officer to the full Board, it consults with the Chief Executive Officer and invites his recommendations with respect to both overall guidelines and specific compensation decisions for the other executive officers. As part of this process, the Chief Executive Officer gathers compensation data for public and sometimes private comparator companies. The Compensation Committee then evaluates this and other information and discusses it with the Chief Executive Officer before presenting recommendations to the Board of Directors. The Compensation Committee has the authority to retain independent compensation consultants to provide advice relating to market and compensation trends and to assist with data gathering and analysis. In 2012 the Compensation Committee engaged Pay Governance to assist with developing market data for use in determining the compensation for Mr. Feeler when he was appointed Acting President, Chief Operating Officer and Secretary effective October 25, 2012. A 2012 market analysis prepared by Pay Governance was also used, in addition to internally prepared analysis, by the Compensation Committee in determining the compensation for Mr. Feeler when he was promoted to President and Chief Executive Officer and for Mr. Gerratt when he was promoted to Executive Vice President, Chief Accounting Officer and Treasurer, each effective May 30, 2013.

Relevance to Performance

        The executive compensation program emphasizes performance measured by goals that align the interest of executives with those of the Company and its stockholders. For the Named Executive Officers to earn incentive payments, the Company must meet or exceed specified performance targets based on achievement of specified revenue, operating income, health and safety and environmental compliance targets, each determined by the Board of Directors to reflect meaningful creation of stockholder value. The incentive program for fiscal year 2013 is addressed in detail under the heading "Elements of Compensation—Annual Short-Term Incentives" in this Proxy Statement. The Compensation Committee may also recommend that the Board grant equity-based compensation based on the Company's performance and the performance of executives and other employees considered for such grants. The Compensation Committee evaluates such grants based on performance considerations and financial impact to the Company, including the effect of dilution on earnings per share.

Competitive Considerations

        The Company reviews relevant market and industry compensation practices, from time to time, in order to determine appropriate overall compensation for the Named Executive Officers. It does so to balance the need to compete for talent with the need to maintain a reasonable and responsible cost structure and to better align the Named Executive Officers' interests with stockholders' interests. Peer compensation data and performance metrics are often combined with historical compensation information for Named Executive Officers and provided to the Compensation Committee along with a recommendation for each Named Executive Officer's salary for the succeeding fiscal year. These recommendations are then discussed and acted upon by the Board of Directors.

        In recommending total compensation for Mr. Gerratt upon his promotion to Vice President, Acting Chief Financial Officer, Chief Accounting Officer and Treasurer effective October 25, 2012, the Compensation Committee reviewed base salary, short-term incentive compensation and equity-based compensation from a peer group consisting of fourteen (14) publicly traded companies, across many industries, which had an executive with responsibilities closely aligned with those of Mr. Gerratt (collectively, the "CFO Performance Peer Group"). The CFO Performance Peer Group consisted of:

American Dental Partners, Inc.	Interval Leisure Group, Inc.
DDI Sales Corp.	Mercury Computer Systems Inc.
Electro Scientific Industries, Inc.	Merge Healthcare Incorporated
Entercom Communications Corp.	Parkway Properties, Inc.
Fisher Communications, Inc.	Rait Financial Trust
Flotek Industries, Inc.	Republic Bancorp, Inc.
Global Geophysical Services, Inc.	Seabright Insurance Holdings, Inc.

        In recommending total compensation for Mr. Feeler upon his promotion to President and Chief Executive Officer and for Mr. Gerratt upon his promotion to Executive Vice President, Chief Accounting Officer and Treasurer effective May 30, 2013, the Compensation Committee reviewed base salary, short-term incentive compensation and equity-based compensation of an industry-specific peer group consisting of the following ten (10) publicly traded companies, collectively referred to as the "Industry Peer Group":

Casella Waste Systems, Inc.	Stericycle, Inc.
Clean Harbors, Inc.	TRC Companies, Inc.
EnergySolutions	Waste Connections, Inc.
Perma-Fix Environmental Services, Inc.	Waste Management, Inc.
Republic Services, Inc.	WCA Waste Corporation

        While market capitalization and other financial metrics varied amongst these companies, the Compensation Committee believed the Industry Peer Group was comprised of companies that were most likely to be the Company's competitors for executive talent. Furthermore, the number of participants in the market in which the Company operates is very limited.

        In addition to the Industry Peer Group data, and for purposes of determining the compensation for Messrs. Feeler and Gerratt effective May 30, 2013, the Compensation Committee utilized data drawn from a peer group consisting of twenty-two (22) publicly traded companies, across many industries, which met the following criteria when the analysis was undertaken: market capitalization between $250 million and $450 million, revenue from $100 million to $300 million and a return on assets in excess of 10% (collectively the "Performance Peer Group"). The Performance Peer Group consisted of:

Actuate Corporation	Fisher Communications, Inc.	Telenav, Inc.
Atrion Corp.	ICG Group, Inc.	TRC Companies, Inc.
Aveo Pharmaceuticals, Inc.	Keynote Systems, Inc.	United States Lime & Minerals, Inc.
CalAmp Corp.	Nanometrics Incorporated	USA Mobility, Inc.
Cambrex Corporation	RigNet, Inc.	Volterra Semiconductor Corporation
DepoMed, Inc.	Rudolph Technologies, Inc.	Young Innovations, Inc.
Douglas Dynamics, Inc.	SciClone Pharmaceuticals, Inc.
Electro Rent Corporation	Stamps.com, Inc.

        The Company does not attempt to maintain a certain target percentile within the peer groups. Instead, total compensation for the Named Executive Officers is reviewed for benchmarking purposes to determine whether the Company is generally competitive in the market in which it operates, taking into consideration, among other things, the size of the Company, geographical location, experience of the Named Executive Officers and performance.

Elements of Compensation

        Executive compensation is based on three components: base salary, annual short-term incentive opportunities and equity-based awards. The Compensation Committee regularly reviews each element of the compensation program to ensure consistency with the Company's objectives. The Compensation Committee believes that each compensation element complements the others and that together they serve to achieve the Company's compensation objectives. The Company does not require that a particular component comprise a set portion of the total compensation mix. The Company believes that a significant portion of the compensation should be performance-based, as compared to fixed, and that the performance-based (incentive) compensation should align an executive's interests with those of stockholders. While the Compensation Committee reviews total direct compensation (the sum of base salary, short-term incentive and equity awards) for the Named Executive Officers, it does not have a fixed objective with respect to such total direct compensation.

        Base Salary—The Company provides competitive base salaries to attract and retain executive talent. The Compensation Committee believes a competitive base salary provides a degree of financial stability for the Named Executive Officers. Salaries may also form the basis for other compensation. For example, annual short-term incentive opportunities are calculated as a percentage of base salary. In recommending appropriate base salaries for Named Executive Officers, the Compensation Committee considers, among other factors, (i) the performance of the Company and the contributing roles of individual Named Executive Officers; (ii) each Named Executive Officer's experience and responsibilities; (iii) the performance of each Named Executive Officer; (iv) other forms of compensation; (v) internal pay alignment and equity; and (vi) executive compensation at peer group companies, taking into account the relative size of the companies. The Compensation Committee does not assign a particular weight to these factors.

        Base salaries for the Named Executive Officers effective as of January 1, 2013 are set forth in the table below.

Name and Principal Position on January 1, 2013	Base Salary Effective on January 1, 2013 ($)
Jeffrey R. Feeler	255,000
Acting President, Chief Operating Officer & Secretary
Steven D. Welling	254,748
Senior Vice President of Sales & Marketing
Simon G. Bell	207,000
Vice President of Operations
Eric L. Gerratt	188,000
Vice President, Acting Chief Financial Officer, Chief Accounting Officer & Treasurer
John M. Cooper	162,000
Vice President & Chief Information Officer

Effective upon his appointment to Acting President, Chief Operating Officer and Secretary on October 25, 2012, Mr. Feeler's base salary was increased from $196,854 to $255,000, which was his base salary effective January 1, 2013. Similarly, effective upon his appointment to Vice President, Acting Chief Financial Officer, Chief Accounting Officer and Treasurer on October 25, 2012, Mr. Gerratt's base salary was increased from $165,750 to $188,000, which was his base salary effective January 1, 2013. Effective January 1, 2013, Mr. Bell's base salary was increased from $198,660 to $207,000 and Mr. Cooper's base salary was increased from $156,520 to $162,000.

        Annual Short-Term Incentives—Consistent with its commitment to performance-based compensation, the Company has established plans under which Named Executive Officers and other employees are eligible to earn annual incentive cash payments based on Company performance compared to established operating income and other targets (the "Cash Incentive"). This Cash Incentive is calculated as a percentage of annual base salary. These percentages are developed by the Compensation Committee according to each person's duties, level and range of responsibility and other compensation and are submitted to the Board of Directors for approval. Upon the availability of audited financial statements, Cash Incentives are determined and paid for the prior fiscal year.

        Effective January 1, 2013 the Compensation Committee recommended and the Board of Directors approved the 2013 Management Incentive Plan ("2013 MIP") for all Named Executive Officers and certain other key employees. Under the 2013 MIP, each Named Executive Officer was eligible to receive an incentive payment for fiscal year 2013 based upon the achievement of three independent objectives: (1) financial; (2) health and safety; and (3) compliance (each a "Plan Objective"). The payout available for achievement of 100% of each Plan Objective was a percentage of the Named

Executive Officer's annual base salary ("Target Incentive"). The Target Incentive was originally 70% of base salary for Mr. Feeler, 30% of base salary for Mr. Welling, 45% of base salary for Mr. Bell, 40% of base salary for Mr. Gerratt and 35% of base salary for Mr. Cooper. Mr. Feeler's Target Incentive was increased to 75% with his promotion to President and Chief Executive Officer on May 30, 2013. Mr. Gerratt's Target Incentive was increased to 45% with his promotion to Executive Vice President, Chief Financial Officer and Treasurer on May 30, 2013. The amount available for achievement of each Plan Objective was weighted as a percentage of a Named Executive Officer's Target Incentive and could be earned even if the threshold performance was not met for another Plan Objective.

        The portion of a Named Executive Officer's Target Incentive based on financial performance was scalable beginning with every percentage point over 89% of the Company's Board approved consolidated operating income target ("Base MIP Target") and was weighted at 80% of the Named Executive Officer's Target Incentive ("Finance Target Incentive"). For every percentage point achievement over 89% of the Base MIP Target, up to and including 100% (rounded to the nearest percentage), such Named Executive Officer would earn 9.09% of his respective Finance Target Incentive. Upon 100% achievement of the Base MIP Target, 100% of the respective Finance Target Incentive would be awarded to the Named Executive Officer. The Named Executive Officers were eligible for an additional incentive payment in an amount calculated by multiplying their respective base salaries by an additional 1.25% for every 1% increase over the Base MIP Target and multiplying the resulting product by 80%. The additional incentive was capped at one times the participant's Target Incentive.

        The metrics for the health and safety objective were weighted cumulatively at 10% of a participant's Target Incentive and individually at 2% each of a participant's Target Incentive. Each metric was independent and mutually exclusive of the other metrics so that a percentage of the Target Incentive related to health and safety could have been earned independent of achievement of any other health and safety metric. The health and safety metrics included maintenance of Occupational Safety and Health Administration ("OSHA") site designations (e.g. Volunteer Protection Program STAR designation and SHARP ("Safety & Health Achievement Recognition Program") recognition) and, in the case of the Company's Michigan facility, the filing of an application for OSHA designation; and achievement of Board-approved experience modification ratings in the U.S. and at the Stablex facility (insurance carriers' adjustment of the Company's annual premium based on previous loss experience), total case rates (number of safety incidents that meet OSHA recordable criteria), days away restricted time (safety incidents that result in the employee being placed on restricted duty or time away from work) and lost time incidents (number of safety incidents that result in an employee having to spend time away from work or be re-assigned to another job function to recover from a work related injury).

        The metric for the compliance objective was subjective based on the Company's overall compliance program effectiveness and considered the avoidance of "notices of violation or enforcement" with monetary penalties among other compliance goals and objectives. The corresponding incentive was earned based on a determination by the Compensation Committee taking into consideration, among other things, the dollar amount of a monetary penalty paid (or accrued under Generally Accepted Accounting Principles ("GAAP") in the plan year, nature of the notices of violation or enforcement, regulatory basis for penalty and respective fact patterns. The metric was independent and mutually exclusive of achievement of any other plan objective.

        For purposes of the 2013 MIP, as approved by and in the discretion of the Board of Directors, "consolidated operating income" excluded certain extraordinary expenses and was further adjusted to add back the 2013 MIP expense and associated payroll taxes.

        A summary of the 2013 MIP targets is provided below:

Objective/Weight	Target
Financial (80%)—Consolidated Operating Income	$44,581,292
Health and Safety (10%)
Experience Modification Rating ("EMR") (1%)—U.S.	=<0.75
Experience Modification Rating ("EMR") (1%)—Stablex	=<0.75
OSHA Designations (2%)	All Site Designations Retained; File VPP Application in Michigan
Total Case Rate ("TCR") (2%)	=<3.0
Days Away Restricted Time ("DART") (2%)	=<1.5
Lost Time Incident ("LTI") (2%)	=<2.2
Compliance (10%)	Subjective Based On Actual Results

        The Company's 2013 consolidated operating income, adjusted by adding back certain extraordinary expenses and excluding the 2013 MIP expense and associated payroll taxes, was $56,256,355, or 26% in excess of the Base MIP Target. The Company awarded the Named Executive Officers 100% of their respective Finance Target Incentive for achievement of 100% of the Base MIP Target. Further, because the Company exceeded the Base MIP Target, each of the Named Executive Officers was eligible for an additional Cash Incentive payment calculated by multiplying his base salary by 1.25% for every 1% increase over the Base MIP Target and multiplying the resulting product by 80%. The amount of the additional Cash Incentive payment was capped at one times the respective participant's Target Incentive amount.

        The health and safety metric of filing the appropriate application in Michigan for OSHA designation was not achieved and as a result the Cash Incentive available for achievement of the health and safety objective was reduced from 10.0% to 9.5% of a participant's Target Incentive.

        The Cash Incentive available to the Named Executive Officers for compliance was reduced from 10% to 8% of a participant's Target Incentive because of monetary penalties related to notices of enforcement, notices of violations or self-reported violations and other compliance matters.

        A summary of the 2013 MIP actual results compared to applicable targets is provided below:

Objective/Weight	Target	Actual	Comment
Financial (80%)	$44,581,292	$56,256,355	Exceeded by 26%
Health and Safety (10%)
EMR (1%)—U.S.	=<.75	.69	Achieved
EMR (1%)—Stablex	=<.75	.69	Achieved
OSHA Designation (2%)	All Site Designations Retained; File VPP Application in Michigan	Maintained Existing Site Designations; Did Not File VPP Application in Michigan	Partially Achieved
TCR (2%)	=<3.0	2.1	Achieved
DART (2%)	=<1.5	1.1	Achieved
LTI (2%)	=<2.2	.70	Achieved
Compliance (10%)	Compliance Program Effectiveness	Determined Program Goals Substantially Achieved

The amount paid each Named Executive Officer under the 2013 MIP is set forth in the "Summary Compensation Table" of this Proxy Statement.

        For Mr. Welling, non-equity incentive compensation also included payments under the 2013 Executive Sales Incentive Plan ("2013 ESIP"). This plan was designed to, among other things, leverage Mr. Welling's sales and leadership skills to improve the performance of individual sales team members and drive overall sales team performance and efficiency. Mr. Welling's incentive payment was based on achievement of 85% of the plan target and capped at the level where Company-wide treatment and disposal revenue was equal to 105% of the plan target. The incentive rates applied to actual treatment and disposal revenue ranged from 0.03% to 0.50%, depending on the level of revenue. The percentages were determined by considering the fixed and other variable component of Mr. Welling's compensation and the total compensation a person with similar expertise and experience could generally expect to be paid in the industry. The Company believes these percentages provided the appropriate incentive to Mr. Welling to achieve greater sales efficiency and growth while providing a fixed level of compensation commensurate with his talents and expertise. The amount paid to Mr. Welling under the 2013 ESIP is set forth in the "Summary Compensation Table" of this Proxy Statement.

        Equity-Based Awards—The Company may grant options to purchase common stock or shares of restricted stock to key employees, including the Named Executive Officers, as part of their total compensation package, pursuant to the Second Amended and Restated 1992 Stock Option Plan, the 2006 Restricted Stock Plan and the 2008 Stock Option Incentive Plan. These awards are consistent with Company compensation principles because they focus the attention of executives on long-term strategic goals through multi-year vesting formulas. This directly aligns the interest of Named Executive Officers with the Company's stockholders because the ultimate value of the stock options and restricted stock depends on the Company's future success to which each Named Executive Officer must contribute over a period of years in order to ultimately vest in or be entitled to exercise such grants. While the Company has the discretion to grant equity-based awards, some grants may be required by employment agreements entered into with the Named Executive Officers. See "Equity and Security Ownership Guidelines" below. The value of equity awards granted to Named Executive Officers in 2013 is set forth in the "Summary Compensation Table" and the "Outstanding Equity Awards at Fiscal Year-End" table of this Proxy Statement.

        Discretionary Bonuses—The Company may, from time to time, grant discretionary bonuses to Named Executive Officers in order to achieve defined objectives. The discretionary bonus amount paid each Named Executive Officer is set forth in the "Summary Compensation Table" of this Proxy Statement.

        Other Compensation—Employee benefits are intended to meet current and future health and financial security needs for the executives and their families. Medical, dental and life insurance benefits, short-term disability pay, long-term disability insurance, flexible spending accounts for medical expense reimbursements and a 401(k) retirement savings plan that includes a partial Company match are identical for all full-time regular employees, including officers.

Equity and Security Ownership Guidelines

        Effective January 1, 2010, the Company entered into employment agreements with each of the Named Executive Officers ("2010 Employment Agreements"). Included in each agreement were equity ownership requirements to further align the interests of these officers with those of stockholders and to encourage a meaningful long-term contribution to the Company's future financial success. Each agreement required the Named Executive Officers to acquire and hold a minimum amount of the Company's common stock with a value calculated based on the greater of cost basis or market value and maintain such investment level in the Company throughout the contract term. Effective June 1, 2013, the Company entered into a new employment agreement with Mr. Feeler and, effective

October 31, 2013, the Company entered into new employment agreements with Messrs. Welling, Bell and Gerratt (collectively the "2013 Employment Agreements"). Each of the 2013 Employment Agreements requires the Named Executive Officers to acquire and hold a minimum amount of the Company's common stock with a value calculated based on the greater of cost basis, grant date value or market value and maintain such investment level in the Company throughout the contract term. Common stock ownership includes shares over which a Named Executive Officer has direct or indirect ownership or control, including restricted stock, but does not include unexercised stock options. While each Named Executive Officer was given thirty-six (36) months from the effective date of his 2013 Employment Agreement to satisfy the holding requirement, all Named Executive Officers were in compliance with their respective requirement as of December 31, 2013.

        Each of the 2010 Employment Agreements provided for three annual equity awards of restricted stock vesting over twelve (12) months and options to purchase the Company's common stock vesting over thirty-six (36) months. In years 2010, 2011 and 2012 equity awards were automatically granted the third full trading day after the announcement of the Company's full year fiscal year earnings for the preceding year and priced based on the closing market price on the day of grant. Automatic equity grants were included in the 2010 Employment Agreements primarily as a retention mechanism during a time of management transition and concluded with the equity grant in February 2012. Equity grants in 2013 were, and future grants will be, determined based on a variety of measures including Company performance, individual performance, compensation surveys and other measures.

        The following table summarizes equity holding requirements as set forth in the respective employment agreements and the amount of the equity awards granted in 2013.

Named Executive Officer	Minimum Equity Holding Requirement 12/31/11 ($)	Minimum Equity Holding Requirement 12/31/12 ($)	Minimum Equity Holding Requirement 12/31/13(1) ($)	2013 Restricted Stock Award ($)(2)	2013 Stock Option Award ($)(2)
Jeffrey R. Feeler	86,000	129,000	975,000	375,000	375,000
Steven D. Welling	115,000	172,500	300,000	150,000	150,000
Simon G. Bell	86,000	129,000	300,000	165,000	165,000
Eric L. Gerratt	75,000	112,500	250,000	165,000	165,000
John M. Cooper	70,000	105,000	105,000	87,000	87,000

(1)
Represents, for Messrs. Feeler, Welling, Bell and Gerratt, the amount that must be achieved within thirty-six (36) months of the effective date of the 2013 Employment Agreements. In the case of Mr. Cooper, this figure represents that amount of equity holding required pursuant to his 2010 Employment Agreement, which terminated on December 31, 2013. If, during the term of employment, a Named Executive Officer fails to maintain his equity ownership requirement, he will have ninety (90) days within open trading windows to cure such failure by acquiring additional shares of common stock in the Company.

(2)
Amounts are based on the dollar value of shares granted as approved by the Board and as previously reported by the Company. Equity grants in 2013 were, and future grants will be, determined based on a variety of measures including Company performance, individual performance, compensation surveys and other measures. The 2013 grants of restricted stock and options vest annually over three and five years, respectively.

Severance Arrangements

        In addition to establishing salaries, equity grants and ownership requirements, the employment agreements described above establish the rights of the Named Executive Officers in the event of a termination or change of control. Under these agreements each Named Executive Officer is entitled to certain payments and benefits in the event of a termination or change of control. The Compensation Committee believes these protections are an effective tool for attracting and retaining key employees and are reasonably similar to those of other companies. For more information on potential severance payments and change of control benefits, refer to the "Potential Payments Upon Termination or Change of Control" section of this Proxy Statement.

Risk Considerations

        The Compensation Committee considers, in establishing and reviewing the executive compensation program, whether the program encourages unnecessary or excessive risk taking and has concluded that it does not. Base salaries are fixed in amount and thus do not encourage risk-taking. While the performance-based Cash Incentive awards focus on achievement of annual goals, the Company's incentive program is only one element of the Named Executive Officers' total compensation. The Compensation Committee believes that the Cash Incentive program appropriately balances risk and the desire to focus the Named Executive Officers on specific short-term goals important to the Company's success, and that it does not encourage unnecessary or excessive risk taking. Further, the Company grants equity awards that focus the attention of Named Executive Officers on long-term strategic goals through multi-year vesting formulas. Moreover, the Company's Named Executive Officers are required to own and hold a significant amount of stock in the Company. Such long-term equity awards and ownership interests further reduce the incentive for the Company's Named Executive Officers to engage in actions designed to achieve only short-term results. The Company has reviewed its compensation policies and practices for all employees, including the Named Executive Officers, and concluded that any risks arising from the policies and programs are not reasonably likely to have a material adverse effect on the Company.

Tax and Accounting Considerations

        U.S. federal income tax generally limits the tax deductibility of compensation the Company pays to its President and Chief Executive Officer and certain other highly compensated executive officers to $1.0 million in the year the compensation becomes taxable to such executive officers. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements. Although deductibility of compensation is preferred, tax deductibility is not a primary objective of the Company's executive compensation program. Rather, the Company seeks to maintain flexibility in its executive compensation program as to the objectives of the program described above and, accordingly, the Company may be limited in its ability to deduct amounts of compensation from time to time. Accounting rules require the Company to expense the cost of equity grants. Because of equity expensing and the impact of dilution on our stockholders, we carefully consider the type of equity awards that are granted and the number and value of the shares underlying such awards.

 COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with the Company's management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2013.

        This report is respectfully submitted by the Compensation Committee of the Board of Directors:

COMPENSATION COMMITTEE Joe F. Colvin, Committee Chairman Jeffrey S. Merrifield Stephen A. Romano

 SUMMARY COMPENSATION TABLE

        The following table sets forth information regarding the compensation of the Named Executive Officers for the years ended December 31, 2013, 2012 and 2011.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)
Jeffrey R. Feeler	2013	296,904	—	375,296	374,836	288,865	15,001	1,350,902
President & Chief	2012	208,526	50,000	45,333	45,136	162,377	9,624	520,996
Executive Officer	2011	188,499	—	45,304	44,955	126,716	9,538	415,012
Steven D. Welling	2013	255,923	—	148,975	149,792	253,004	11,947	819,641
Executive Vice President	2012	255,916	42,500	49,275	49,972	207,557	9,714	614,934
of Sales & Marketing	2011	246,180	—	50,158	49,815	187,605	9,658	543,416
Simon G. Bell	2013	207,989	—	164,125	254,944	145,031	12,283	784,372
Executive Vice President	2012	199,606	42,500	45,333	45,136	153,416	9,624	495,615
of Operations & Technology Development	2011	190,259	—	45,304	44,955	127,878	9,538	417,934
Eric L. Gerratt	2013	198,662	—	163,776	165,050	135,084	11,941	674,513
Executive Vice President,	2012	170,618	30,000	25,623	24,986	118,238	9,180	378,645
Chief Financial Officer & Treasurer	2011	160,168	—	24,270	25,110	100,548	8,995	319,091
John M. Cooper	2013	162,731	—	85,850	86,800	97,707	10,567	443,655
Vice President & Chief	2012	157,238	25,000	25,623	24,986	107,569	9,126	349,542
Information Officer	—	—	—	—	—	—	—	—

(1)
The amounts listed represent the aggregate grant date fair value of stock awards during the year determined in accordance with FASB ASC Topic 718. The values are determined by multiplying the closing stock price on the date of grant by the number of stock awards. Additional information regarding the awards are disclosed in Note 16 of Notes to Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2013. The 2013 grants of restricted stock vest annually over three years.

(2)
The amounts listed represent the aggregate grant date fair value of awards during the year determined in accordance with FASB ASC Topic 718. The assumptions made in determining the grant date fair values of the options are disclosed in Note 16 of Notes to Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2013. The 2013 grants of options vest annually over five years.

(3)
Represents the amount awarded for performance under the 2011 MIP, 2012 MIP and 2013 MIP and, in the case of Mr. Welling, his executive sales incentive plans.

(4)
Includes contributions the Company made on behalf of each Named Executive Officer under the Company - sponsored 401(k) plan, dividends paid on unvested restricted stock and the dollar value of insurance premiums paid by the Company with respect to life insurance. Certain perquisites provided to certain of our Named Executive Officers are not required to be disclosed in the "Summary Compensation Table" because the amount of such benefits do not exceed the applicable disclosure thresholds.

 GRANTS OF PLAN-BASED AWARDS

        The following table sets forth information for each Named Executive Officer regarding estimated payouts of the annual incentive opportunities granted under their respective incentive plans during the year ended December 31, 2013.

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Threshold(1) ($)	Target(2) ($)	Maximum(3) ($)
Jeffrey R. Feeler	2,168	216,756	482,101
Steven D. Welling	764	151,256	264,625
Simon G. Bell	932	93,150	186,300
Eric L. Gerratt	853	85,337	183,117
John M. Cooper	567	56,700	113,400

(1)
Represents the minimum amount to which the Named Executive Officers were entitled based on achieving the 2013 MIP target with the lowest weighted percentage of the Target Incentive.

(2)
Represents the amount to which the Named Executive Officers were entitled based on achieving each of the 2013 MIP targets and, in the case of Mr. Welling, the target non-equity incentive compensation under the 2013 ESIP. For the amount actually paid, please refer to the "Summary Compensation Table." For additional details regarding the Company's incentive plans, please refer to the "Elements of Compensation—Annual Short-Term Incentives" section of this Proxy Statement.

(3)
The Company established a maximum payout level under the 2013 MIP equal to two times the participant's Target Incentive and, under Mr. Welling's, 2013 ESIP, the maximum payout was established based on achievement of 105% of the treatment and disposal revenue target.

 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

        The following table sets forth information for each Named Executive Officer with respect to (i) each option to purchase the Company's common stock that had not been exercised and remained outstanding as of December 31, 2013; and (ii) each award of restricted stock that had not vested and remained outstanding as of December 31, 2013.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(5) (#)	Market Value of Shares or Units of Stock That Have Not Vested(6) ($)
Jeffrey R. Feeler	2,156	925	(1)	16.18	3/10/2021	—	—
	2,488	4,355	(2)	19.71	2/21/2022	—	—
	—	51,400	(3)	25.25	3/4/2023	—	—
	—	20,600	(4)	27.97	3/4/2023	—	—
	—	—		—	—	14,400	534,240
Steven D. Welling	20,000	—		20.63	1/2/2019	—	—
	1,042	—		15.36	3/8/2020	—	—
	4,100	1,025	(1)	16.18	3/10/2021	—	—
	7,578	4,822	(2)	19.71	2/21/2022	—	—
	—	30,200	(3)	25.25	3/4/2023	—	—
	—	—		—	—	5,900	218,890
Simon G. Bell	10,425	—		21.74	7/27/2016	—	—
	7,000	—		23.48	12/6/2017	—	—
	3,081	925	(1)	16.18	3/10/2021	—	—
	2,488	4,355	(2)	19.71	2/21/2022	—	—
	—	33,300	(3)	25.25	3/4/2023	—	—
	—	—		—	—	6,500	241,150
Eric L. Gerratt	6,667	—		20.27	8/8/2017	—	—
	5,000	—		23.48	12/6/2017	—	—
	10,000	—		20.63	1/2/2019	—	—
	6,300	—		15.36	3/8/2020	—	—
	5,684	516	(1)	16.18	3/10/2021	—	—
	3,789	2,411	(2)	19.71	2/21/2022	—	—
	—	28,700	(3)	25.25	3/4/2023	—	—
	—	3,900	(4)	27.97	3/4/2023	—	—
	—	—		—	—	6,400	237,440
John M. Cooper	175	—		15.36	3/8/2020	—	—
	1,722	516	(1)	16.18	3/10/2021	—	—
	1,722	2,411	(2)	19.71	2/21/2022	—	—
	—	17,500	(3)	25.25	3/4/2023	—	—
	—	—		—	—	3,400	126,140

(1)
These stock options, awarded on March 10, 2011, vest monthly over thirty-six (36) months. Vesting is subject to the Named Executive Officer remaining employed through the vesting dates.

(2)
These stock options, awarded on February 21, 2012, vest monthly over thirty-six (36) months. Vesting is subject to the Named Executive Officer remaining employed through the vesting dates.

(3)
These stock options, awarded on March 5, 2013, vest annually over five years. Vesting is subject to the Named Executive Officer remaining employed through the vesting dates.

(4)
These stock options, awarded on September 7, 2013, vest annually over five years consistent with the terms of the stock options awarded on March 5, 2013. Vesting is subject to the Named Executive Officer remaining employed through the vesting dates.

(5)
These restricted stock awards, awarded with an effective date of March 5, 2013, vest annually over three years. Vesting is subject to the Named Executive Officer remaining employed through the vesting dates.

(6)
Market Value was calculated by using $37.10, the common stock price on December 31, 2013.

 OPTION EXERCISES AND STOCK VESTED

        The following table sets forth information for each Named Executive Officer with respect to the exercise of options to purchase shares of the Company's common stock during the 2013 fiscal year and the vesting of restricted shares during the same period.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Jeffrey R. Feeler	57,851	513,430	575	14,210
Steven D. Welling	35,633	347,236	625	15,446
Simon G. Bell	40,851	434,041	575	14,210
Eric L. Gerratt	—	—	325	8,032
John M. Cooper	36,357	218,142	325	8,032

(1)
Reflects the product of (i) the number of shares acquired upon exercise of stock options; and (ii) the difference between the exercise price and the closing price per share of the Company's common stock on the day of exercise.

(2)
Reflects the product of (i) the number of shares acquired upon vesting of restricted stock awards; and (ii) the average of the high and low price per share of the Company's common stock on the vesting date.

 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

        The term of employment under the 2010 Employment Agreements originally expired on December 31, 2010, but such agreements provided for automatic one-year renewal periods unless written notice was provided by either party within sixty (60) days of expiration. Effective June 1, 2013, the Company entered into a 2013 Employment Agreement with Mr. Feeler. Effective October 31, 2013 the Company entered into a 2013 Employment Agreement with each of Messrs. Welling, Bell and Gerratt. Mr. Cooper's 2010 Employment Agreement remained in effect through December 31, 2013. Upon the effectiveness of the 2013 Employment Agreement for each Named Executive Officer, the 2010 Employment Agreement for each such Named Executive Officer ceased to be in force and effect.

        Among other things, each of the 2010 and 2013 Employment Agreements established a minimum annual base salary and provided for participation in the Company's employee benefit plans, including any Cash Incentive plans. Each agreement also provided for equity ownership requirements to further align the interests of these officers with those of stockholders and to encourage a meaningful long-term contribution to the Company's future financial success.

        The agreements required the Company or its successors to pay or provide certain compensation and benefits to its Named Executive Officers in the event of termination of employment or a change of control. The compensation and benefits payable to the Named Executive Officers in the event of a termination of employment in 2013 are set forth in their respective employment agreements. Upon a termination of employment during 2013, the Company would have been obligated to pay the Named Executive Officers:

  1.
  Any unpaid base salary through the termination date and any accrued vacation;

  2.
  Any unpaid Cash Incentive earned for any fiscal year ending on or prior to the termination date;

  3.
  Any un-reimbursed business expenses incurred through the termination date; and

  4.
  All other payments or other benefits the Named Executive Officer may be entitled to under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit program or grant.

These payments are referred to below as the "Accrued Obligations."

        Termination—Compensation due a Named Executive Officer in the event of termination from the Company in 2013 was dependent upon the basis for separation and the agreement in effect on the termination date.

        For Cause or Without Good Reason—Under both the 2010 Employment Agreements and the 2013 Employment Agreements, if a Named Executive Officer's employment had been terminated during 2013 by the Company for cause or by a Named Executive Officer without good reason the Company would have paid such Named Executive Officer the Accrued Obligations only.

        Without Cause or for Good Reason—Had a Named Executive Officer's employment been terminated during 2013 by the Company without cause or by the Named Executive Officer for good reason, in addition to the Accrued Obligations, such Named Executive Officer would have been entitled to the following:

  2010 Employment Agreements

  1.
  An amount equal to one year's base salary; and

  2.
  Continued medical, hospitalization, life insurance and disability benefits to which the Named Executive Officer was entitled at the termination date for a period of twelve (12) months following the termination date.

  2013 Employment Agreements

  1.
  An amount equal to the greater of the base salary payable for the remainder of the employment term or one year's base salary;

  2.
  Continued vesting of granted stock options for the shorter of one year or the original expiration date of such option;

  3.
  Continued vesting of restricted stock grants for a period of one year; and

  4.
  Continued medical, hospitalization, life insurance and disability benefits to which the Named Executive Officer was entitled at the termination date for a period of twelve (12) months following the termination date (twenty-four (24 months) in the case of Mr. Feeler's 2013 Employment Agreement).

A Named Executive Officer's eligibility for receipt of the additional benefits above was subject to compliance with confidentiality, work product assignment, return of property, non-competition/non-solicitation covenants and, in the case of the 2013 Employment Agreements, a release of claims in favor of the Company.

        The definition of good reason included, among other things, a material diminution of duties and responsibilities, material diminution in compensation arrangements or employee benefits or any material breach by the Company of the provisions of the applicable employment agreement. Cause was defined as a determination by two-thirds of the members of the Board voting that the Named Executive Officer has (i) engaged in willful neglect (other than neglect resulting from his incapacity due to physical or mental illness) or willful misconduct in the performance of his duties; (ii) engaged in willful conduct the consequences of which are materially adverse to the Company; (iii) materially breached the terms of his employment agreement and such breach persisted after notice thereof from the Company and a reasonable opportunity to cure; or (iv) been convicted of (or has plead guilty or no contest to) any felony other than a traffic violation.

        Death or Disability—Had a Named Executive Officer's employment been terminated during 2013 due to death, the Company would have paid such Named Executive Officer's estate the Accrued Obligations. Had a Named Executive Officer's employment been terminated during 2013 due to disability, in addition to the Accrued Obligations, such Named Executive Officer would have been eligible to participate in the Company's long-term disability plan on a basis no less favorable to him than other senior employees of the Company.

        Retirement—Had a Named Executive Officer's employment been terminated by retirement, such Named Executive Officer would have been paid the Accrued Obligations only.

        Based on a hypothetical termination of employment on December 31, 2013, and assuming no event occurred causing the forfeiture of amounts due under an incentive plan, the Named Executive Officers would have been entitled to the amounts set forth in the table on the following page, depending on the basis for termination identified in the first column:

Basis for Termination	Base Salary/ Accrued Vacation ($)	Unreimbursed Expenses ($)	Accrued Incentive/ Bonus ($)	Medical, Hospital, Life Insurance and Disability ($)		Long- Term Disability ($)		Total ($)
Jeffrey R. Feeler
For cause or w/o good reason	54,366	75	288,865	—		—		343,306
W/o cause or for good reason	379,366	75	288,865	31,460	(1)	720	(3)	700,486
Death	54,366	75	288,865	—		—		343,306
Retirement	54,366	75	288,865	—		—		343,306
Disability	54,366	75	288,865	29,932	(2)	90	(4)	373,328
Steven D. Welling
For cause or w/o good reason	60,957	848	253,004	—		—		314,809
W/o cause or for good reason	322,957	848	253,004	10,600	(1)	360	(3)	587,769
Death	60,957	848	253,004	—		—		314,809
Retirement	60,957	848	253,004	—		—		314,809
Disability	60,957	848	253,004	28,650	(2)	90	(4)	343,549
Simon G. Bell
For cause or w/o good reason	39,006	1,009	145,031	—		—		185,046
W/o cause or for good reason	254,006	1,009	145,031	15,643	(1)	360	(3)	416,049
Death	39,006	1,009	145,031	—		—		185,046
Retirement	39,006	1,009	145,031	—		—		185,046
Disability	39,006	1,009	145,031	29,911	(2)	90	(4)	215,047
Eric. L. Gerratt
For cause or w/o good reason	35,839	160	135,084	—		—		171,083
W/o cause or for good reason	240,839	160	135,084	12,411	(1)	360	(3)	388,854
Death	35,839	160	135,084	—		—		171,083
Retirement	35,839	160	135,084	—		—		171,083
Disability	35,839	160	135,084	29,103	(2)	90	(4)	200,276
John M. Cooper
For cause or w/o good reason	26,389	40	97,707	—		—		124,136
W/o cause or for good reason	192,389	40	97,707	10,524	(1)	360	(3)	301,020
Death	26,389	40	97,707	—		—		124,136
Retirement	26,389	40	97,707	—		—		124,136
Disability	26,389	40	97,707	28,631	(2)	90	(4)	152,857

(1)
Assumes continued payment of medical, life, and accidental death and dismemberment insurance premiums for twelve (12) months (twenty-four (24) months in the case of Mr. Feeler).

(2)
Assumes continued payment of medical, life, and accidental death and dismemberment insurance premiums for three months and short-term disability premium payments for thirteen (13) weeks.

(3)
Assumes payment of long-term disability premiums for twelve (12) months (twenty-four (24) months in the case of Mr. Feeler).

(4)
Assumes payment of long-term disability premiums for three months.

        Change of Control—Change of control benefits are intended to encourage cooperation and minimize potential resistance of Named Executive Officers and other key managers to potential change of control transactions that may be in the best interests of stockholders.

        For purposes of the employment agreements in effect during 2013, change of control was defined to include any of the following events:

  •
  A merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% (40% in the case of the 2013 Employment Agreements) of the combined voting power of the continuing or surviving entity's securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders immediately prior to such merger, consolidation or other reorganization; provided, however, that a public offering of the Company's securities shall not constitute a corporate reorganization; or

  •
  The sale, transfer, or other disposition of all or substantially all of the Company's assets; or

  •
  Any transaction as a result of which any person is the "beneficial owner", directly or indirectly, of securities of the Company representing more than 50% (25% in the case of the 2013 Employment Agreements) of the total voting power represented by the Company's then outstanding voting securities; or

  •
  In the case of the 2013 Employment Agreements, a change in the composition of the Board in any two-year period as a result of which fewer than a majority of the directors are incumbent directors.

        Under the 2010 Employment Agreements, a change of control event would trigger a corresponding payment without a requirement of termination of employment, while under the 2013 Employment Agreements, both a change of control event and subsequent termination of employment by the Company without cause or by the employee for good reason within twenty-four (24) months of such change of control are required for payment. As of December 31, 2013, only Mr. Cooper's 2010 Employment Agreement remained in effect, which provided for:

  1.
  Lump sum payment equal to one year's base salary; and

  2.
  Immediate vesting of all unvested stock options and restricted stock.

        The 2013 Employment Agreements provided for:

  1.
  In lieu of severance, payment equal to two times the sum of (i) base salary; and (ii) the greatest of (a) any earned but unpaid amount due under any Cash Incentive plan; (b) the Named Executive Officer's target incentive amount under a Cash Incentive plan for which a payment is earned, but unpaid; and (c) the Cash Incentive plan payment received (if any) for the fiscal year immediately preceding the Cash Incentive plan year in which the termination occurs; and

  2.
  All other benefits due the Named Executive Officer as if his employment was terminated by the Company without cause or by the executive for good reason, except that all unvested stock options and restricted stock shall become fully vested upon the termination date; provided, however, that if unvested stock options and restricted stock held by the Named Executive Officer are not continued, substituted for or assumed by the successor company in connection with a change of control, such awards shall immediately vest upon the change of control.

        Based on a hypothetical change of control event and termination on December 31, 2013, the Named Executive Officers would have been entitled to Accrued Obligations and the amounts set forth in the table below. Except in the case of Mr. Cooper, the Named Executive Officers would also have been entitled to continued medical, hospitalization, life insurance and disability benefits in the amounts set forth in the table above based on a termination by the Company Without Cause or by the Named Executive Officer for Good Reason.

	Base Salary ($)	Options(1) ($)	Restricted Stock(2) ($)	Total ($)
Jeffrey R. Feeler	1,227,730	892,252	534,240	2,654,222
Steven D. Welling	1,030,008	463,168	218,890	1,712,066
Simon G. Bell	720,062	489,689	241,150	1,450,901
Eric. L. Gerratt	680,168	428,424	237,440	1,346,032
John M. Cooper	166,000	260,097	126,140	552,237

(1)
Assumes the exercise of unvested options granted on March 10, 2011, February 21, 2012 and March 5, 2013 and sale of the underlying common stock at the December 31, 2013 closing market price of $37.10.

(2)
Assumes the sale of all unvested restricted stock on December 31, 2013 at the closing market price of $37.10.

        In order for the Company to be able to fully deduct compensation paid and in order to protect Named Executive Officers from excise taxes, in the event that the severance and other benefits provided for in the employment agreements or otherwise payable to each Named Executive Officer constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code and would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the Named Executive Officer will receive either the full amount of such severance benefits or such lesser amount as would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Internal Revenue Code. After taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Internal Revenue Code, the Named Executive Officer will receive the amount that, on an after-tax basis, results in the greatest amount of severance benefits, notwithstanding that all of some portion of such severance benefits may be taxable under Section 4999 of the Code.

COMPENSATION OF DIRECTORS

        The Company's Amended and Restated 2005 Non-Employee Director Compensation Plan (the "2005 Plan") defines the compensation arrangement for non-employee directors. During 2013, directors who were not employees of the Company or its subsidiaries received an annual fee of $30,000. A non-employee Chairman of the Board was entitled to receive an additional fee of $20,000. Effective November 1, 2012, Mr. Romano's Chairman of the Board fee was increased by $10,000 per month on an interim basis as consideration for providing oversight and assisting Mr. Feeler and the executive management team as needed during a transition period following the former Chief Executive Officer's separation from the Company. Payment of the increased fee ceased effective with Mr. Feeler's promotion to President and Chief Executive Officer on May 30, 2013. Chairmen of the Governance and Compensation Committees were entitled to receive an additional fee of $12,000. The Chairman of the Audit Committee was entitled to receive an additional fee of $15,000. On February 28, 2012, the Board amended the 2005 Plan to allow for payment to committee members in the form of (i) an annual cash retainer or (ii) a fee on a per committee meeting basis, as determined by the Board each year. The 2005 Plan was further amended to require a non-employee director who does not complete his or her annual service term, upon which the payment of an annual cash retainer was paid, to reimburse the Company a pro-rata portion of any such retainer. During 2013, Audit Committee members were entitled to a cash retainer of $7,000, Corporate Governance Committee members were entitled to a cash retainer of $5,000 and Compensation Committee members were entitled to a cash retainer of $5,000. Directors also received $2,000 for each Board meeting attended in person and $1,000 for each telephonic meeting lasting more than thirty (30) minutes, including Special Committee meetings. Employee directors receive no additional compensation for their service as directors. Mr. Feeler was the only such director during 2013.

        During 2013, non-employee directors also received an equity award issued in the form of restricted stock or options to purchase the Company's common stock worth $50,000 at the time of election or re-election to the Board at the Annual Meeting of Stockholders. Equity awards granted to non-employee directors vest over one year with vesting contingent on attending at least 75% of the regularly scheduled meetings of the Board between the award and vesting dates. All directors met the meeting attendance requirement in 2013. All directors are reimbursed for their reasonable travel and other expenses involved in attending Board and committee meetings.

        On March 1, 2011, the Board approved amendments to the 2005 Plan and the Company's Corporate Governance Guidelines to reflect a requirement that each non-employee director acquire (through open market purchase, restricted stock grants or exercise of stock options) and hold Company stock equal to three times his or her annual cash retainer. The stock holding value is measured at the higher of cost or market. Each non-employee director must satisfy the holding requirement within three years of first becoming subject to the requirement and, at a minimum, have satisfied one-third of the requirement after one year, and two-thirds of the requirement after two years. The stock holding requirement is calculated annually at each annual shareholder election and became effective for each serving non-employee director commencing with the May 24, 2011 Annual Meeting. All non-employee directors elected on May 24, 2011 were considered new directors for purpose of the stock holding requirement, regardless of past service. Satisfying the stock ownership requirement is a condition to vesting of all previously unvested and future equity grants. Notwithstanding the foregoing, a non-employee director who fails to comply with the stock holding requirement will be granted a cure period of ninety (90) days within open trading windows in which to resume compliance. All of the Company's non-employee directors satisfied the stock holding requirements in 2013.

        Director compensation for the year ended December 31, 2013 for the Company's non-employee directors is set forth in the following table.

Name	Fees Earned or Paid in Cash ($)		Stock Awards(2) ($)	All Other Compensation ($)	Total ($)
Victor J. Barnhart	64,000		49,284	—	113,284
Joe F. Colvin	58,000		49,284	—	107,284
Daniel Fox	68,000		49,284	—	117,284
Jeffrey S. Merrifield	53,000		49,284	—	102,284
John W. Poling	3,000		—	—	3,000
Stephen A. Romano	121,000	(1)	49,284	—	170,284

(1)
Includes the non-employee chairman fee which was temporarily increased by $10,000 per month on an interim basis as consideration for Mr. Romano providing oversight and assisting Mr. Feeler and the executive management team as needed during a transition period following the former Chief Executive Officer's separation from the Company. Payment of the increased fee ceased effective with Mr. Feeler's promotion to President and Chief Executive Officer on May 30, 2013.

(2)
This amount represents the aggregate grant date fair value of the restricted stock award granted in fiscal year 2013 determined in accordance with FASB ASC Topic 718. The assumptions made in determining the grant date fair value of the grant are disclosed in Note 16 of Notes to Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2013. The number of shares awarded each of Messrs. Barnhart, Colvin, Fox, Merrifield and Romano in 2013 was 1,800, equivalent to $50,000 divided by the fair market value of the stock on the award date rounded to the nearest 100 shares. The fair market value of the Company's common stock on the award date of May 31, 2013, was $27.38. The aggregate number of stock and option awards outstanding as of December 31, 2013 for each non-employee director is reported in the supplemental table below.

	Aggregate Number of Shares at December 31, 2013
Name	Restricted Stock Awards (#)	Option Awards (#)
Victor J. Barnhart	1,800	—
Joe F. Colvin	1,800	—
Daniel Fox	1,800	—
Jeffrey S. Merrifield	1,800	12,300
Stephen A. Romano	1,800	7,000

        At its March 6, 2014 meeting, the Board approved, as set forth in the table below, the non-employee Board compensation for the 2014-2015 Board service period (May 23, 2013 to the 2014 Annual Meeting of Stockholders); which is unchanged from the compensation approved for the 2013-2014 Board service period.

Annual Cash Retainer	$30,000
Dollar Value of Equity Award(1)	$50,000
Non-employee Chairman of the Board	$20,000
Committee Chairman Annual Fee:
Audit Committee	$15,000
Corporate Governance Committee	$12,000
Compensation Committee	$12,000
Committee Cash Retainer, payable quarterly:
Audit Committee	$7,000
Corporate Governance Committee	$5,000
Compensation Committee	$5,000
In-person Board of Directors and Special Committee Meeting	$2,000
Telephonic Board of Directors and Special Committee Meeting	$1,000

(1)
The type of equity award issued will be selected by the non-employee director and can be in the form of restricted stock or options to purchase the Company's common stock. Equity awards will vest over one year with vesting contingent on the non-employee director attending at least 75% of the regularly scheduled Board meetings and meetings of committees of which a director is a member. Stock options will have a term no greater than ten (10) years with an exercise price equal to the fair value of the Company's stock on the grant date.

 SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND DIRECTORS AND OFFICERS

        The following tables set forth, as of March 28, 2014, the beneficial ownership of the Company's common stock by (i) each person, or group of affiliated persons, who is known by the Company to beneficially own more than 5% of the Company's common stock; (ii) each of the Company's directors, director nominees and executive officers; and (iii) all directors, director nominees and executive officers of the Company as a group. Unless otherwise noted, to the knowledge of the Company each beneficial owner identified has sole voting and investment power for the shares indicated. The information provided in the tables below is based on our records, information filed with the SEC and information provided to the Company. Except as otherwise indicated, the address of each of the persons identified in the tables below is as follows: US Ecology, Inc., 251 E. Front St., Suite 400, Boise, Idaho 83702.

        Beneficial ownership is determined in accordance with SEC rules. Shares of the Company's common stock subject to options exercisable within sixty (60) days of March 28, 2014, are deemed outstanding for calculating the percentage of outstanding shares of the person holding these options, but are not deemed outstanding for calculating the percentage ownership of any other person. Percentage of beneficial ownership is based upon 21,529,371 shares of common stock outstanding on March 28, 2014.

(a)   Beneficial Owners

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class
T. Rowe Price Associates, Inc.	1,283,940	(1)	6.0
100 East Pratt Street
Baltimore, MD 21202
BlackRock, Inc.	1,245,601	(2)	5.8
40 East 52nd Street
New York, NY 10022

(1)
Information obtained solely from Schedule 13G/A filed on February 13, 2014, wherein T. Rowe Price Associates, Inc. is identified to possess sole voting power of 275,340 shares and sole dispositive power of 1,283,940 shares.

(2)
Information obtained solely from Schedule 13G/A filed on January 31, 2014, wherein BlackRock, Inc. is identified to possess sole voting power of 1,166,939 shares and sole dispositive power of 1,245,601 shares.

(b)   Directors, Director Nominees and Executive Officers

	Shares Owned	Right to Acquire (Exercisable within 60 days of Record Date)	Total	Percent of Class
Directors and Director Nominees
Victor J. Barnhart	6,800	—	6,800	*
Joe F. Colvin	9,000	—	9,000	*
Jeffrey R. Feeler	35,847	21,524	57,371	*
Daniel Fox	7,480	—	7,480	*
Jeffrey S. Merrifield	6,200	12,300	18,500	*
Stephen A. Romano	100,295	7,000	107,295	*
Executive Officers
Jeffrey R. Feeler	35,847	21,524	57,371	*
Steven D. Welling	13,304	41,507	54,811	*
Simon G. Bell	27,950	31,209	59,159	*
Eric L. Gerratt	12,388	45,337	57,725	*
John M. Cooper	12,700	8,496	21,196	*
All directors, director nominees and executive officers as a group	231,964	167,373	399,337	1.8

*
Represents less than 1%.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        The Company had no relationships or related transactions with its officers, directors or securities holders of more than 5% that would require disclosure under Securities and Exchange Commission Regulation S-K, Item 404. The Corporate Governance Committee is charged with reviewing and approving or ratifying all transactions with related persons required to be disclosed under Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16 of the Securities Exchange Act of 1934 ("Section 16") requires that reports of beneficial ownership of common stock and preferred stock, and changes in such ownership, be filed with the SEC by Section 16 "reporting persons" including directors, certain officers, holders of more than 10% of the outstanding common stock or preferred stock, and certain trusts for which reporting persons are trustees. The Company is required to disclose in this Proxy Statement each reporting person whom it knows has failed to file any required reports under Section 16 on a timely basis. Based solely on review of Section 16 reports furnished to the Company and written statements confirming that no other reports were required, to the Company's knowledge all Section 16 reports applicable to known reporting persons were timely filed throughout the year.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        During 2013, no member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries or had any other relationship requiring disclosure by the Company under Item 404 of Regulation S-K. During 2013, no executive officer of the Company served as:

  •
  A member of the Compensation Committee (or other board committee performing equivalent functions) of an unrelated entity, one of whose executive officers served on the Compensation Committee of the Company;

  •
  A director of an unrelated entity, one of whose executive officers served on the Compensation Committee of the Company; or

  •
  A member of the Compensation Committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of the Company.

HOUSEHOLDING

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of the Company's proxy statement or annual report may have been sent to multiple stockholders in your household. The Company will promptly deliver a separate copy of either document to you if you request one in writing to the following address: Wayne R. Ipsen, Secretary, 251 E. Front St., Suite 400, Boise, Idaho 83702; Telephone: (208) 331-8400. If you want to receive separate copies of the annual report and proxy statement in the future or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder.

 OTHER MATTERS

        Management and the Board of Directors of the Company know of no other matters that may come before the Meeting. However, if any matters other than those referred to above should properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote all proxies in accordance with their best judgment.

        A copy of the Company's Annual report on Form 10-K for the year ended December 31, 2013, as filed with the SEC, excluding exhibits, may be obtained by stockholders without charge by written request addressed to Investor Relations, 251 E. Front St., Suite 400, Boise, Idaho 83702 or may be accessed on the Internet at: www.usecology.com.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0000208425_1 R1.0.0.51160 US ECOLOGY,INC. 251 E. FRONT STREET SUITE 400 BOISE, ID 83702 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following: For Against Abstain 1. Election of Directors 01 Victor J. Barnhart 02 Joe F. Colvin 03 Jeffrey R. Feeler 04 Daniel Fox 05 Stephen A. Romano The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the Company's fiscal year ending December 31, 2014. 3. To approve, by non-binding vote, executive compensation. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000208425_2 R1.0.0.51160 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com . US ECOLOGY, INC. Annual Meeting of Stockholders May 22, 2014 8:00 AM CDT This proxy is solicited by the Board of Directors US ECOLOGY, INC. The stockholder(s) hereby appoint(s) Jeffrey R. Feeler and Wayne R. Ipsen, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all shares of Common Stock of US Ecology, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 a.m. CDT on May 22, 2014 at the Conrad Chicago, 521 North Rush Street,Chicago, Illinois 60611 and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. Continued and to be signed on reverse side

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PROXY SOLICITATION AND VOTING INFORMATION
OUTSTANDING SHARES AND VOTING RIGHTS
CORPORATE GOVERNANCE
SUBMISSION OF STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
ELECTION OF DIRECTORS PROPOSAL NO. 1
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM PROPOSAL NO. 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION PROPOSAL NO. 3
AUDIT COMMITTEE REPORT
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION EXERCISES AND STOCK VESTED
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
COMPENSATION OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND DIRECTORS AND OFFICERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
HOUSEHOLDING
OTHER MATTERS